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Meritage Homes Corporation
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Meritage Homes Corporation is distributing the attached letter to a stockholder in order to further explain our commitment to Board refreshment and diversity.

May 24, 2021

The Vanguard Group
Attention: Nicole A.S. Akwei
VIA EMAIL: nicole_akwei@vanguard.com

We have received your correspondence dated May 19, 2021 and appreciate your interest regarding Meritage’s view and intentions regarding Board diversity.

As the Chair of Meritage’s Nominating and Governance Committee, I am proud to have been the primary impetus behind the focus and efforts at Meritage over the past few years regarding board refreshment and diversity. As explained below, Meritage’s Nominating/Governance Committee has under my stewardship made meaningful progress during this time towards board refreshment and improving Board diversity.

The following excerpts from our Nominating/Governance Committee Charter very clearly set forth our commitment to Board diversity:

The Board is committed to a policy of inclusiveness and diversity. The Board believes members of the Board should be persons with diverse skills, expertise, backgrounds, perspectives and experiences. The Board believes members should be comprised of individuals that have demonstrated the exercise of sound business judgment in senior management and/or board positions in diverse enterprises and organizations such as those involving: finance, banking and capital markets; accounting; legal and regulatory; real estate, including homebuilding, commercial and land development; sales and marketing; operations; government; and academia.

When seeking new Board candidates, the Committee is committed to a policy of inclusiveness and will take reasonable steps to ensure that women and minority candidates are considered for the pool of candidates from which the Board nominees are chosen and will endeavor to expand director searches to include candidates from non-traditional venues.

Consistent with this commitment, 2 of the 3 most recent additions of non-management directors to our Board have reflected that commitment to diversity: Ms. Deborah Ann Henretta was appointed to our Board in March 2016 and Ms. P. Kelly Mooney was appointed in March 2020. Joseph Keough, the other new independent director, was appointed in June 2019. Although not a diverse individual, Mr. Keough was determined to be an ideal addition to our board because of his experience as the CEO of a prominent apartment operator, which the Nominating/Governance determined provided valuable experience and insight relating to Meritage’s strategic transition to and focus on the entry-level homebuilding business. In addition, one third of our current executive officers are diverse individuals as our Chief Financial Officer was promoted and our Chief People Officer was hired in the above referenced time period.

Please note that the foregoing excerpts from our Nominating/Governance Charter were at my request modified just three months ago at our February 2021 Board meeting to make them more receptive/flexible to considering candidates from government, academia and other non-traditional forums with the goal of furthering the opportunity to identify racially or ethnically diverse Board candidates. At that last Board meeting, I also specifically emphasized my personal commitment and intention to push for the next new Board member to be a racially/ethnically diverse individual.

While not specific to just the Board of Directors, Meritage amplified our commitment to diversity and inclusion by including an entirely new section in the 2021 Proxy Statement titled “Commitment to Diversity, Equity and Inclusion and Responsible Environmental, Social and Governance Practices.” This new section was strategically placed as the first section of our Proxy to emphasize our commitment to diversity. Following is the opening portion of that section:

This summary highlights our ongoing and recent initiatives with respect to diversity, equity and inclusion ("DE&I") and business/governance practices that we believe demonstrate our commitment to conduct our operations responsibly, both socially and environmentally. In 2020, we created a new Board Committee, the Environmental, Social and Sustainability ("ES&S") Committee (the "ES&S Committee"). The purpose of the ES&S Committee is to assign board-level responsibility for advising the Company on all matters related to the Company’s DE&I and ES&S objectives and initiatives and to drive support from the top-down. The ES&S Committee is currently chaired by independent director Deborah Ann Henretta.

Diversity, Equity and Inclusion

Our culture is guided by our core values through which every employee is strongly encouraged to embrace opportunities to develop and grow their careers. While we have always strived to foster an inclusive culture, we are in the beginning stages of creating an integrated DE&I focus for the entire organization. Through a combination of targeted recruiting, education and talent development, we intend to expand the diversity of our employee base across the Company over the coming years. The candidates we recruit, the relationships we form and the inclusion of underrepresented groups in our leadership structure are just a few of the areas in which we can demonstrate our DE&I promise. Our commitment to expanding our DE&I program launched with the following efforts:

•Developing a DE&I strategic roadmap based on best practices from organizations at the forefront of DE&I initiatives as well as insights from Meritage employees. We also assigned a full-time leader to implement the strategy and support our ongoing efforts in this work.
•Building upon Meritage’s 35-year legacy of charitable giving by committing to donate a minimum of $200,000 in 2021 to nonprofit organizations with strong DE&I missions. In 2020, Meritage contributed $100,000 each to INROADS and the United Negro College Fund to support underrepresented talent as they pursue their higher education and career development goals.
•Enhancing recruiting programs in an effort to attract diverse talent. Meritage is the first public homebuilder to use WayUp, the leading diversity and inclusion digital solution for college students and recent graduates to find internships and entry-level jobs. Meritage intends to tap into WayUp’s nationwide student base, more than 70% of whom are female or minorities. Meritage intends to leverage its relationship with INROADS to enhance the recruitment of underrepresented groups.
Meritage is committed to the ongoing and intentional work to achieve inclusive excellence at all levels, a commitment evidenced by the establishment of a separate Board Committee to oversee these efforts.

The Nominating/Governance Committee has overseen meaningful board refreshment in the last few years following the retirement of two extremely valuable long-tenured Board members and the addition of three new independent Directors, two-thirds are which are diverse individuals. Our view regarding the timing for new Board member recruitment is driven by the following provisions of our Corporate Governance Principals and Practices:

The Nominating/Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members’ qualification as independent, as well as consideration of age, skills, diversity and experience in the context of the needs of the Board.

The Board does not believe it should establish term limits or a mandatory retirement age. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of directors who have over time been able to develop significant knowledge about and insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole through this “institutional knowledge.” As an alternative to term limits and a mandatory retirement age, the Nominating/ Governance Committee will regularly review the composition of the Board and the skill set and perspectives of each member to ensure that the Board as a whole remains sufficiently current for dealing with fast-changing business dynamics.

In summary, we are proud of our diversity at Meritage, not just at the Board level but throughout the organization. We are extremely excited about our current focus on DE&I and the anticipated benefits to the Company’s culture. As the Nominating/Governance Committee Chair, I am personally committed to further diversifying our Board when the opportunity to add a new Director arises. I hope that this additional information is useful and responsive to your request for additional information about our approach to these important topics.

With this background, I respectfully request that The Vanguard Group reconsider its “against” vote regarding my director position. Our Annual Meeting is this Thursday, May 27, and therefore your prompt response to this request would be appreciated. Please contact me directly with any questions you may have about this important issue.

Thank you for your consideration.

Sincerely,

Gerald W. Haddock
Chair, Nominating/Governance Committee of the Board of Directors
Meritage Homes Corporation